Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

January 21, 2022

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2022-USNCH10390 to Product Supplement No. EA-02-09
dated May 11, 2021 and Prospectus Supplement and Prospectus each dated

May 11, 2021

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Market Linked Securities— Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

■  Linked to the KraneShares CSI China Internet ETF (the “underlying”)

■  Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend on the performance of the underlying.

■  Automatic Call. If the closing value of the underlying on any valuation date (including the final valuation date) is greater than or equal to the initial underlying value, the securities will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium applicable to that valuation date. The call premium applicable to each valuation date will be a percentage of the stated principal amount that increases for each valuation date based on a simple (non-compounding) return of 17.75% per annum.

■  Potential Loss of Principal. If the securities are not automatically called for redemption prior to or at maturity, you will receive the stated principal amount at maturity if, and only if, the final underlying value is greater than or equal to the trigger value. If the final underlying value is less than the trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities.

■  The trigger value is equal to 70% of the initial underlying value.

■  If the securities are not automatically called for redemption prior to or at maturity, you will have full downside exposure to the underlying from the initial underlying value if the final underlying value is less than the trigger value.

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment.

■  No periodic interest payments or dividends.

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$3,753,000.00
Underwriting Discount and Commission(2)(3)	$24.25	$91,010.25
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$975.75	$3,661,989.75

(1) On the date of this pricing supplement, the estimated value of the securities is $934.50 per security, which is less than the public offering price. The estimated value of the securities is based on Citigroup Global Market Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.425% ($24.25) for each security it sells. Wells Fargo will pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 1.75% ($17.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Terms of the Securities

Underlying:	The KraneShares CSI China Internet ETF
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	January 21, 2022
Issue Date:	January 26, 2022
Valuation Dates:	January 26, 2023, January 26, 2024 and January 17, 2025 (the “final valuation date”), each subject to postponement if such date is not a trading day or certain market disruption events occur. See “Additional Terms of the Securities.”
Maturity Date:	January 27, 2025. If the final valuation date is postponed, the stated maturity date will be the later of (i) January 27, 2025 and (ii) three business days after the final valuation date as postponed. See “Additional Terms of the Securities.”
Automatic Call:

If the closing value of the underlying on any valuation date (including the final valuation date) is greater than or equal to the initial underlying value, the securities will be automatically called for redemption on the related call settlement date for an amount in cash per security equal to $1,000 plus the call premium applicable to that valuation date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the underlying on the applicable valuation date significantly exceeds the initial underlying value. You will not participate in any appreciation of the underlying beyond the applicable call premium.

If the securities are automatically called for redemption, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Settlement Date:	For any valuation date, the fifth business day after such valuation date, except that the call settlement date for the final valuation date shall be the maturity date.
The call premium applicable to each valuation date is indicated below.
	Valuation Date	Call Premium
Call Premium:	• January 26, 2023:	17.75% of the stated principal amount
	• January 26, 2024:	35.50% of the stated principal amount
	• January 17, 2025:	53.25% of the stated principal amount
Payment at Maturity:

If the securities are not automatically called for redemption prior to or at maturity, you will receive a payment at maturity for each $1,000 stated principal amount security you then hold determined as follows:

• If the final underlying value is less than the initial underlying value but greater than or equal to the trigger value: $1,000; or

• If the final underlying value is less than the trigger value: $1,000 minus:

$1,000 ×	initial underlying value – final underlying value initial underlying value
If the securities are not automatically called for redemption prior to or at maturity and the final underlying value is less than the trigger value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.
Trigger Value:	$25.767, 70% of the initial underlying value
Initial Underlying Value:	$36.81, the closing value of the underlying on the pricing date
Final Underlying	The closing value of the underlying on the final valuation date

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Value:
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17330A4L3 / US17330A4L38

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and other specified events with respect to the underlying. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Market Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-02-09 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007038/dp150744_424b2-par0209.htm

•	Prospectus Supplement and Prospectus, each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Investor Considerations

We have designed the securities for investors who:

•	seek the potential for a fixed return if the underlying has appreciated at all as of any valuation date in lieu of full participation in any potential appreciation of the underlying;

•	understand that if the closing value of the underlying is less than the initial underlying value on each valuation date, they will not receive any positive return on their investment in the securities, and that if the final underlying value is less than the trigger value, they will be fully exposed to the decline in the underlying from the initial underlying value and will receive significantly less than the stated principal amount at maturity;

•	understand that the term of the securities may be limited by the automatic call feature of the securities and that they will not receive a higher call premium payable with respect to a later valuation date if the securities are automatically called for redemption on an earlier valuation date;

•	are willing to forgo interest payments on the securities and dividends on securities included in the underlying; and

•	are willing to hold the securities to maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek a security with a fixed term;

•	are unwilling to accept the risk that, if the closing value of the underlying is less than the initial underlying value on each valuation date, they will not receive any positive return on their investment in the securities;

•	are unwilling to accept the risk that, if the securities are not automatically called for redemption prior to or at maturity and the final underlying value is less than the trigger value, they will receive significantly less than the stated principal amount at maturity;

•	seek exposure to the upside performance of the underlying beyond the applicable call premiums;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the public offering price and that may be as low as the amount set forth on the cover page;

•	are unwilling to accept the risk of exposure to overseas listed Chinese Internet companies and emerging markets;

•	seek exposure to the underlying but are unwilling to accept the risk/return trade-offs inherent in the terms of the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Determining Timing and Amount of Payment on the Securities

The table below illustrates how the amount payable per security will be calculated if the closing value of the underlying on any valuation date (including the final valuation date) is greater than or equal to the initial underlying value.

If the first valuation date on which the closing value of the underlying is greater than or equal to the initial underlying value is . . .	. . . then you will receive the following payment per $1,000 security upon automatic redemption:
January 26, 2023	$1,000 + applicable call premium = $1,000 + $177.50 = $1,177.50
January 26, 2024	$1,000 + applicable call premium = $1,000 + $355.00 = $1,355.00
January 17, 2025 (the final valuation date)	$1,000 + applicable call premium = $1,000 + $532.50 = $1,532.50

If the closing value of the underlying on any valuation date is less than the initial underlying value, you will not receive the call premium indicated above following that valuation date. In order to receive the call premium indicated above, the closing value of the underlying on the applicable valuation date must be greater than or equal to the initial underlying value.

Your payment at maturity (if the securities are not automatically called for redemption prior to or at maturity) will depend on the actual final underlying value. See “Hypothetical Payment at Maturity on the Securities” below for further information on how the payment at maturity will be calculated if the securities are not automatically called for redemption prior to or at maturity.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Or All Of Your Investment.

Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically called for redemption prior to or at maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return On The Securities Is Limited.

Your potential return on the securities is limited to the applicable call premium payable upon automatic call. If the closing value of the underlying on one of the valuation dates is greater than or equal to the initial underlying value, you will be repaid the stated principal amount of your securities and will receive the fixed call premium applicable to that valuation date, regardless of how significantly the closing value of the underlying on that valuation date may exceed the initial underlying value. Accordingly, any call premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying.

Higher Call Premiums Are Associated With Greater Risk.

The securities offer the potential to receive a call premium that reflects a per annum rate that would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that the securities will not be automatically called for redemption and the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the pricing date may result in a higher call premium, but would also represent a greater expected likelihood as of the pricing date that (i) the closing value of the underlying on one or more valuation dates will be less than the initial underlying value, such that you will not receive any call premium and (ii) the securities will not be automatically called for redemption and the final underlying value will be less than the trigger value, such that you will not be repaid the stated principal amount of your securities at maturity.

The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

If the closing value of the underlying on any valuation date is greater than or equal to the initial underlying value, the securities will be automatically called for redemption. If the securities are automatically called for redemption following any valuation date, they will cease to be outstanding and you will not receive the call premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

The Securities Offer Downside Exposure To The Underlying, But No Upside Exposure To The Underlying.

You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the applicable call premium payable upon an automatic call and may be significantly less than the return on the underlying over the term of the securities.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying.

The Performance Of The Securities Will Depend On The Closing Values Of The Underlying Solely On The Valuation Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlying On Or Near The Valuation Dates.

Whether the securities will be automatically called for redemption will depend on the closing values of the underlying solely on the valuation dates, regardless of the closing value of the underlying on other days during the term of the securities. If the securities are not automatically called for redemption, what you receive at maturity will depend solely on the final underlying value, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlying. You should understand that the closing value of the underlying has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The KraneShares CSI China Internet ETF Is Subject To Risks Associated With A Single Emerging Market.

The stocks included in the KraneShares CSI China Internet ETF have been issued by companies in a foreign emerging market. Investment linked to the value of non-U.S. stocks involved risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Stocks issued by companies in emerging markets may be subject to heightened risks, including risks of relatively unstable governments, nationalization of businesses, restrictions on foreign ownership, prohibitions on the repatriation of assets and less protection of

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

property rights. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially increasing price volatility. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Fluctuations In Exchange Rates Will Affect The Closing Value Of The KraneShares CSI China Internet ETF.

Because the KraneShares CSI China Internet ETF includes stocks that trade outside the United States and the closing value of the KraneShares CSI China Internet ETF is based on the U.S. dollar value of those stocks, the KraneShares CSI China Internet ETF is subject to currency exchange rate risk with respect to the currency in which such stocks trade. Exchange rate movements may be volatile and may be driven by numerous factors specific to the relevant countries, including the supply of, and the demand for, the applicable currencies, as well as government policy and intervention and macroeconomic factors. Exchange rate movements may also be influenced significantly by speculative trading. In general, if the U.S. dollar strengthens against the currency in which the stocks included in the KraneShares CSI China Internet ETF trade, the closing value of the KraneShares CSI China Internet ETF will be adversely affected for that reason alone.

The KraneShares CSI China Internet ETF Is Subject To Concentrated Risks Associated With The Internet Sector In China.

The securities held by the KraneShares CSI China Internet ETF are concentrated in China-based companies whose primary business or businesses are in the internet and internet-related sectors. Companies in these sectors are subject to concentrated risks, including risks of changes in technology, the competitive environment and government regulation. The underlying shares of the KraneShares CSI China Internet ETF may be more volatile and be more adversely affected by a single negative economic, political or regulatory occurrence affecting the internet and internet-related sectors in China than a different investment in a more broadly diversified group of industries.

Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlying in a way that negatively affects the value of and your return on the securities.

The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We expect to hedge our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

Even If The Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of The Underlying.

For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

The Securities May Become Linked To An Underlying Other Than The Original Underlying Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares.

For example, if the underlying enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of the underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

The Value And Performance Of The Underlying Shares May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

The underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

Changes That Affect The Underlying May Affect The Value Of Your Securities.

The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with such underlying sponsor and, accordingly, we have no control over

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Valuation Date is Postponed.

A valuation date (including the final valuation date) will be postponed if the applicable originally scheduled valuation date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that valuation date. If such a postponement occurs with respect to a valuation date other than the final valuation date, then the related call settlement date will be postponed. If such a postponement occurs with respect to the final valuation date, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final valuation date as postponed.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Hypothetical Returns

If the securities are automatically called for redemption:

If the securities are automatically called for redemption prior to or at maturity, you will receive the stated principal amount of your securities plus the call premium applicable to the related valuation date. In the event the securities are automatically called for redemption following a valuation date, your total return on the securities will equal the applicable call premium received with respect to that valuation date.

If the securities are not automatically called for redemption:

If the securities are not automatically called for redemption, the table below is based on a range of hypothetical underlying returns and illustrates:

•	the hypothetical percentage change from the initial underlying value to the final underlying value (which we refer to as the “underlying return”);

•	the hypothetical payment at maturity per security; and

•	the hypothetical total pre-tax rate of return.

The table below is based on a hypothetical initial underlying value of $100 and does not reflect the actual initial underlying value.

Hypothetical final underlying value	Hypothetical underlying return	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return
$99.99	-0.01%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%
$69.99	-30.01%	$699.90	-30.01%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Hypothetical Payment Upon an Automatic Call

The examples below illustrate how to determine the amount payable if the securities are automatically called for redemption on a valuation date (including the final valuation date), assuming the various hypothetical closing values indicated below. The securities will be automatically called for redemption on a valuation date if the closing value of the underlying on that valuation date is greater than or equal to the initial underlying value. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of whether the securities will be automatically called for redemption. Whether the securities will be automatically called for redemption will depend on the actual closing value of the underlying on each of the valuation dates.

Example 1: On the first valuation date, the closing value of the underlying is greater than the initial underlying level and the securities are automatically called for redemption.

KraneShares CSI China Internet ETF
Hypothetical initial underlying value	$100.00
Hypothetical closing value on first valuation date	$125.00

In this example, because the closing value of the underlying on the first valuation date is greater than the initial underlying value, the securities would be automatically called for redemption on the related call settlement date and you would receive an amount in cash equal to the stated principal amount of your securities plus the call premium applicable to the first valuation date. Even though the underlying appreciated by 25.00% from the initial underlying value to its closing value on the first valuation date, your return would be limited to the call premium of 17.75% that is applicable to such date.

On the call settlement date, you would receive a total payment of $1,177.50 per security.

Example 2: The securities are not automatically redeemed prior to the final valuation date. On the final valuation date, the closing value of the underlying is greater than the initial underlying level and the securities are automatically called for redemption.

KraneShares CSI China Internet ETF
Hypothetical initial underlying value	$100.00
Hypothetical closing value on valuation dates prior to final valuation date	Various (all less than initial underlying value)
Hypothetical closing value on final valuation date	$105.00

Since the closing value of the underlying on each valuation date prior to the final valuation date is less than the initial underlying value, the securities are not automatically redeemed prior to the final valuation date. In this example, because the closing value of the underlying on the final valuation date is greater than the initial underlying value, the securities would be automatically called for redemption on the related call settlement date and you would receive an amount in cash equal to the stated principal amount of your securities plus the call premium applicable to the final valuation date.

On the call settlement date (which is the maturity date), you would receive a total payment of $1,355.00 per security.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Hypothetical Payment at Maturity on the Securities

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final underlying values indicated below and that the securities are not automatically called for redemption prior to or at maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity (if the securities are not automatically called for redemption) will depend on the actual final underlying value.

The examples below are based on a hypothetical initial underlying value of 100, rather than the actual initial underlying value. For the actual initial underlying value, see “Terms of the Securities” above. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value, and not the hypothetical value indicated below.

The examples below are intended to illustrate how, if the securities are not automatically called for redemption prior to or at maturity, your payment at maturity will depend on the final underlying value. Your actual payment at maturity per security will depend on the actual final underlying value.

Example 1—Par Scenario. The hypothetical final underlying value is 95 (a 5% decrease from the initial underlying value), which is less than the initial underlying value but greater than the trigger value.

Payment at maturity per security = $1,000

Because the hypothetical final underlying value is less than the initial underlying value but greater than the trigger value, you would be repaid the stated principal amount of your securities at maturity but would not receive any call premium.

Example 2—Downside Scenario. The hypothetical final underlying value is 50 (a 50% decrease from the initial underlying value), which is less than the trigger value.

Payment at maturity per security = $1,000 - ($1,000 × initial underlying value – final underlying value )

initial underlying value

= $1,000 - ($1,000 × 100 – 50)

       100

= $1,000 - ($1,000 × 50%)

= $1,000 - $500

= $500

Because the hypothetical final underlying value is less than the trigger value, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying from the initial underlying value to the final underlying value.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Additional Terms of the Securities

The following provisions supersede the provisions in the product supplement to the extent that they are inconsistent from those provisions.

Certain Definitions

The “closing value” of the underlying on any date is the closing price of its underlying shares on such date, subject to adjustment as provided in the accompanying product supplement. The “underlying shares” of the underlying are its shares that are traded on a U.S. national securities exchange on the pricing date.

“Closing price” means, with respect to the underlying shares (or any other securities in the circumstances described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement), on any date of determination, the official closing price of the underlying shares on the relevant stock exchange or, if such price is not available on the relevant stock exchange, on any other U.S. national securities exchange on which the underlying shares (or such other securities) are listed or admitted to trading, as determined by the calculation agent. If no such price is available pursuant to the immediately preceding sentence, the closing price with respect to the underlying shares (or such other securities) on the applicable date of determination will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the underlying shares (or such other securities) obtained from as many dealers in the underlying shares (or such other securities) (which may include CGMI or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If a market disruption event occurs with respect to the underlying shares (or such other securities) on the applicable date of determination, the calculation agent may, in its sole discretion, determine the closing price thereof on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to the first sentence of this paragraph.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment set forth in “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement, means the closing price per such underlying share on the scheduled trading day immediately preceding the related adjustment date (as defined in such section of the accompanying product supplement).

A “trading day” with respect to the underlying means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to the underlying or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “relevant stock exchange” for the underlying means the primary exchange or quotation system on which shares (or other applicable securities) of the underlying are traded, as determined by the calculation agent.

The “related futures or options exchange” for the underlying means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the underlying.

Postponement of a Valuation Date

If any valuation date is not a trading day with respect to the underlying, such valuation date will be postponed to the next succeeding day that is a trading day with respect to the underlying. A valuation date for the underlying is also subject to postponement due to the occurrence of a market disruption event with respect to the underlying on such valuation date. See “—Market Disruption Events.”

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Market Disruption Events

A “market disruption event” with respect to the underlying means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the underlying or any successor underlying on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the underlying or any successor underlying on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the underlying or any successor underlying on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the underlying or any successor underlying on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to the underlying or any successor underlying prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant stock exchange or any related futures or options exchange with respect to the underlying or any successor underlying fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to the underlying:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to the underlying or any successor underlying; and

(2)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for the underlying or any successor underlying means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing with respect to the underlying on any valuation date, then such valuation date will be postponed to the first succeeding trading day for the underlying on which a market disruption event for the underlying has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for the underlying after the originally scheduled valuation date, that eighth trading day shall be deemed to be the valuation date. If a valuation date has been postponed eight trading days for the underlying after the originally scheduled valuation date and a market disruption event occurs or is continuing with respect to the underlying on such eighth trading day, the calculation agent will determine the closing value of the underlying on such eighth trading day based on its good faith estimate of the value of the underlying shares of the underlying as of the close of trading on such eighth trading day.

Delisting, Liquidation or Termination of the Underlying

If the closing value of the underlying is determined by reference to the underlying index as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF”, and at any time the publisher of the underlying

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

index (i) announces that it will make a material change in the formula for or the method of calculating the underlying index or in any other way materially modifies the underlying index (other than a modification prescribed in that formula or method to maintain the underlying index in the event of changes in constituent stock and capitalization and other routine events) or (ii) permanently cancels the underlying index and no successor underlying index is chosen as described in the accompanying product supplement, then the calculation agent will calculate the closing value of the underlying index of the underlying in accordance with the formula last used to calculate such closing value before such event, but using only those securities that were held by the underlying index of the underlying immediately prior to such event without any rebalancing or substitution of such securities following such event. Such value, as calculated by the calculation agent, will be substituted for the relevant value of the underlying index for all purposes. In such event, the calculation agent will make such adjustments, if any, to any level of the underlying index that is used for purposes of the securities as it determines are appropriate in the circumstances.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

The KraneShares CSI China Internet ETF

The KraneShares CSI China Internet ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of the CSI Overseas China Internet Index (the “China Internet Index”), a free float market capitalization weighted index consisting of China based companies whose primary business or businesses are in the Internet and Internet-related sectors and are listed outside of Mainland China. However, for purposes of the securities, the performance of the KraneShares CSI China Internet ETF will reflect only its price performance, as any dividends paid on the shares of the KraneShares CSI China Internet ETF will not be factored into a determination of the closing price of the KraneShares CSI China Internet ETF.

Information provided to or filed with the SEC pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-180870 and 811-22698, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the KraneShares CSI China Internet ETF trade on the NYSE Arca under the ticker symbol “KWEB.”

We have derived all information regarding the KraneShares CSI China Internet ETF from publicly available information and have not independently verified any information regarding the KraneShares CSI China Internet ETF. This pricing supplement relates only to the securities and not to the KraneShares CSI China Internet ETF. We make no representation as to the performance of the KraneShares CSI China Internet ETF over the term of the securities.

The China Internet Index

The China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of overseas listed Chinese Internet companies. All information contained in this pricing supplement regarding the China Internet Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification.  This information reflects the policies of and is subject to change by China Securities Index Company Limited (“CSI”).  The China Internet Index is calculated, maintained and published by CSI.  CSI does not have any obligation to continue to publish, and may discontinue the publication of, the China Internet Index. The China Internet Index is reported by Bloomberg L.P. in U.S. dollars under the ticker symbol “H11137.”

Eligibility Criteria

Hong Kong listed securities should satisfy the following conditions:

•	Primarily listed on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);

•	Listed for more than 3 months unless the market value of its initial public offering (“IPO”) exceeds 3 billion USD; and

•	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Hong Kong listed securities that meet any of the following conditions will be excluded from the eligible universe:

•	Securities whose average daily closing price in the most recent year is less than 0.1 HKD;

•	Securities whose average daily closing price in the most recent year is less than 0.5 HKD or earnings per share in the most recent annual report is negative; or

•	Securities whose cumulative average daily market capitalization coverage in the most recent three months is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security.

Other markets listed securities should satisfy the following conditions:

•	Listed for more than 3 months unless the market value of its IPO exceeds 3 billion USD; and

•	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Constituent Selection

All securities whose average daily trading value in the past year is less than 3 million USD or average daily market capitalization in the past year is less than 2 billion USD are removed from the eligible universe.

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From the remaining securities, securities are chosen for inclusion in the China Internet Index if they are assigned to one of the following categories, as determined by CSI:

•	Internet Software & Services (companies developing and marketing internet software and/or providing internet services);

•	Home Entertainment Software (manufacturers of home entertainment software and educational software primarily for home use);

•	Internet Retail (companies providing retail services primarily on the internet);

•	Internet Service (companies providing commercial services primarily on the internet); or

•	Mobile Internet (companies developing and marketing mobile internet software and/or providing mobile internet services).

Constituent Weightings

The constituents are ranked by adjusted USD market capitalization subject to a cap of 10%. The weight of constituents is determined according to the following methodology:

•	Stage 1. Any constituent whose weight is greater than 10% is capped at 10% and the weights of all lower ranking constituents are increased as a result. The weights of the lower ranking constituents are then checked and if any exceed 10%, they are capped at 10% and the process is repeated until no constituent has a weight that exceeds 10%.

•	Stage 2. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then the capping process continues with Stage 3 below. Otherwise, no further action is required.

•	Stage 3. If more than one security is capped at 10%, then the weights of all subsequent constituents previously capped at 10% are changed in accordance with the following rules:

a)	If the weight of the second largest constituent is greater than 9%, the constituent’s weight is capped at 9% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

b)	If the weight of the third largest constituent is greater than 8%, the constituent’s weight is capped at 8% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

c)	If the weight of the fourth largest constituent greater than 7%, the constituent’s weight is capped at 7% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

d)	If the weight of the fifth largest constituent greater than 6%, the constituent’s weight is capped at 6% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

e)	If the weight of the sixth largest constituent and any lower ranking constituents is greater than 4% then those constituents’ weights are capped at 4% and the weights of the lower ranking constituents are increased accordingly.

•	Stage 4. Following the application of Stage 3, the weights of the constituents are checked. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then further capping is required. The stages above are repeated if necessary.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Index Calculation

The China Internet Index is a modified free float-adjusted market capitalization-weighted index.  The China Internet Index is calculated using the following formula:

Float Adjustment.  CSI defines free-float of a constituent as the shares outstanding and tradable in the security market.  The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports.  CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months.  All restricted shares subject to a lock-in period are deemed to be non-free float.  Non-restricted shares will be deemed to be non-free float if (a) they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; or (4) shares held by employee share plans; and (b) the holdings by shareholders or shareholders acting in concert are 5% or greater; otherwise, they will be deemed to be free float.  Restricted shares after the lock-in period are treated in the same way as non-restricted shares. The weight factor is a value between 0 and 1 and is determined as described under “— Constituent Weightings” above.

Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates.  Exchange rates are sourced from the data providers as designated by CSI from time to time.  The real-time calculation of the China Internet Index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system.  The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.

Divisor.  The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors.  The new divisor is derived from the following formula:

The new divisor derived from this formula will be used for the future index calculation.

Index Review

The China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The adjustment will be effective as of the next trading day after the second Friday in June and December.

A weight factor is assigned to each constituent at each rebalancing date. The effective date is the same as that of the constituent adjustment. The weight factor stays the same until the next rebalancing date.

Suspension.  At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

•	Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.

•	CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.

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•	If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the China Internet Index, CSI determines their treatment as follows:

•	Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the China Internet Index.

•	Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.

•	For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Action Related Changes

In the case of exceptional corporate events, CSI will review the China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable.  These corporate events include IPOs, mergers and acquisitions, spin-offs, suspensions, delistings, bankruptcies, cash or stock dividends, stock splits or reverse stock splits, rights issues and secondary offerings.

Base Date

The China Internet Index has a base date of June 29, 2007, with a base value of 1,000 on that date.

Index Governance

CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the China Internet Index continues to achieve the stated objectives.  After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the KraneShares CSI China Internet ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

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Historical Information

The closing value of the KraneShares CSI China Internet ETF on January 21, 2022 was $36.81.

The graph below shows the closing value of the KraneShares CSI China Internet ETF for each day such value was available from January 4, 2017 to January 21, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.425% ($24.25) for each security it sells. Wells Fargo will pay selected dealers, which may include WFA, a fixed selling commission of 1.75% ($17.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The public offering price of the securities includes the underwriting discount and commission described on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities. We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, which may include our affiliates or affiliates of Wells Fargo. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo, such hedging may result in a profit that is more or less than expected, or could result in a loss.

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus may be used by Wells Fargo or an affiliate of Wells Fargo in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo or an affiliate of Wells Fargo may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement, the accompanying product supplement or prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Global Markets Holdings Inc., Wells Fargo or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Prohibition of Sales to European Economic Area Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due January 27, 2025

Prohibition of Sales to United Kingdom Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression "retail investor" means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "EUWA") and the regulations made under the EUWA; or

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)	not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling any securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation,

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concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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